EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
TO OFFER $275 MILLION CONVERTIBLE SENIOR NOTES;
COMPANY TO PURCHASE APPROXIMATELY $100 MILLION IN COMMON STOCK

GLENVIEW, IL, February 12, 2007 – Anixter International Inc. (NYSE: AXE), today announced its intention to offer, subject to market and other conditions, approximately $275 million principal amount of Convertible Senior Notes due 2013 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible under certain circumstance. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion amount will be delivered, at our election, in cash, common stock, or a combination of cash and common stock. The interest rate, conversion price and other terms are to be negotiated between Anixter and the initial purchasers of the notes. Anixter also expects to grant the initial purchasers an option to purchase additional notes to cover over-allotments.

Anixter expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to purchase approximately $100 million worth of its common stock contemporaneously with the closing of the sale of the notes. This purchase will be in addition to Anixter’s recently completed 1.0 million share repurchase program. In addition, proceeds from the transactions will be used to fund a convertible note hedge transaction, comprised of a purchased call option, that Anixter expects to enter into with an affiliate of the initial purchasers of the notes. This convertible note hedge transaction is expected to offset the dilution to Anixter’s common stock upon conversion of the notes. Anixter also expects to enter into a separate warrant transaction with an affiliate of the initial purchasers. The remaining proceeds from the transactions will be used for general corporate purposes, including to reduce borrowings under the Company’s revolving credit facilities and funding under its accounts receivable securitization facility.

This notice does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Anixter common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 350,000 products and over $900 million in inventory, 3) 212 warehouses with more than 5.5 million square feet of space, and 4) locations in 239 cities in 46 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com